Vertex Energy Operating LLC 8-K

Exhibit 10.1

VERTEX ENERGY OPERATING LLC

Promissory Note

$10,000,000.00

May 26, 2021

1.                  Terms. For value received, VERTEX ENERGY OPERATING LLC, a Texas limited liability company (referred to herein as the “Company”), hereby irrevocably promises to pay to the order of SHELL CHEMICAL LP or its registered assigns (hereinafter together with successors in title and assigns referred to as the “Lender”) the principal sum set forth above, without any accrued interest; provided, however, that the interest rate shall increase from 0% to an annual rate of 12%, compounded annually, from and after a Default (as defined in Section 6 below). Interest shall be computed based on the actual number of days elapsed and shall be paid, together with the full amount of unpaid principal, on the Due Date (as defined in Section 3 below). Principal and interest shall be payable in lawful money of the United States of America at such place as the Lender may designate from time to time in writing to the Company. In no event shall this Note be construed to require payment of interest in an amount in excess of the maximum allowed by law and if such payment is made by the Company, then such excess sum shall be credited by the Lender as a payment of principal. This Note evidences a commercial loan made for business purposes.

2.                  Sale and Purchase Agreement. This Promissory Note (this “Note”) has been issued by the Company pursuant to a Sale and Purchase Agreement dated as of May26, 2021 between the Company and the Lender (the “Agreement”), and is entitled to the benefits of the Agreement and the remedies provided for thereby or otherwise available in respect hereof.

3.                  Due Date. The principal amount of this Note together with accrued interest (the sum of such principal and accrued interest being hereinafter referred to as the “Amount Due”) shall be due on or before the earlier of: (i) forty five (45) calendar days following the date set forth above; and (ii) five (5) calendar following the closing of transaction between Vertex Energy Operating LLC and any third party (the “Due Date”), unless sooner paid. This Note may be prepaid in whole or in part at any time without the written consent of the Lender.

4.                  Default. The entire unpaid principal of this Note and the interest then accrued on this Note shall become and be immediately due and payable upon written demand of the Lender of this Note, without any other notice or demand of any kind or any presentment or protest, if any one of the following events shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

a.	If default shall be made in the payment of the Amount Due of this Note and if any such default shall remain unremedied for five (5) days; or
b.	If the Company (i) makes a composition or an assignment for the benefit of creditors or trust mortgage, (ii) applies for, consents to, acquiesces in, files a petition seeking or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver or liquidator, in bankruptcy or otherwise, of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any existing bankruptcy or insolvency law or any law affecting the rights of creditors generally, or (iii)is generally not, or is unable to, or admits in writing its inability to pay its debts generally as they become due; or

c.	If an order for relief shall have been entered by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging the Company insolvent, or appointing a receiver, liquidator, custodian or trustee, in bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain undischarged or unstayed for a period of sixty (60) days; or if any substantial part of the property of the Company is sequestered or attached and shall not be returned to the possession of the Company or such subsidiary or released from such attachment within sixty (60) days.

5.                  Certain Waivers. The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and all other notices in connection with this Note.

6.                  Fees and Disbursements. Upon written demand by the Lender hereof at any time, the Company shall pay all reasonable costs and expenses of the Lender of this Note (including without limitation reasonable attorneys’ fees and disbursements) incurred in connection with the enforcement of, or collection of any amounts due under, this Note.

7.                  Amendment, Modification or Termination. This Note may only be modified, amended or terminated (other than by payment in full or conversion) by an agreement in writing signed by the Company and the Lender of this Note. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Lender of this Note.

8.                  Sealed Instrument and Governing Law. This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of Texas without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned on the day and in the year first written above.

VERTEX ENERGY OPERATING LLC

By: /s/ Benjamin P. Cowart

Name: Benjamin P. Cowart

Title: CEO